UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: January 5, 2016
(Date of earliest event reported)
Huttig Building Products, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
555 Maryville University Dr., Suite 400, St. Louis, MO	63141
(Address of principal executive offices)	(Zip Code)
314-216-2600
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers
On January 5, 2016, the Board of Directors (the "Board") of Huttig Building Products, Inc. (the "Company") appointed Gina Hoagland as a director to fill an existing vacancy on the Board of Directors of the Company. The Board reduced the size of the Board from nine to seven members at its last meeting and, with this appointment, there are no remaining vacancies on the Board. Hoagland will serve until the Company's next annual meeting of stockholders in April 2016, at which time the Board expects she will be nominated for re-election. Hoagland has not been appointed to serve on any committees of the Board but will be included in the Committee assignment process as conducted by the Nominating and Governance Committee in 2016. There are no arrangements between Hoagland and any other person pursuant to which she was elected to serve as a director, nor has she had any previous transactions with the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment, Hoagland will be compensated in accordance with the Company's director compensation policy.

Hoagland also entered into the Company's standard form of indemnification agreement for directors, the form of which is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on October 4, 2005.

The related press release is attached to this Current Report on Form 8-K as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
(d) The following exhibit is furnished as part of this Current Report:
(d) Exhibits
Press Release of Huttig Building Products, Inc. dated January 5, 2016 announcing director appointment

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2016	Huttig Building Products, Inc. By: /s/ Jon P. Vrabely Jon P. Vrabely President and Chief Executive Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Huttig Building Products, Inc. dated January 5, 2016 announcing director appointment